                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.
[ ]  Confidential for the Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))

                     ENSTAR INCOME PROGRAM II-1, L.P.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                        ENSTAR INCOME PROGRAM II-1, L.P.
                      C/O ENSTAR COMMUNICATIONS CORPORATION
                             12444 POWERSCOURT DRIVE
                               ST. LOUIS, MO 63131

                                                                  June ___, 2000

Dear Unitholders:

         As a unitholder of Enstar Income Program II-1, L.P. (the
"Partnership"), you have received a consent solicitation from Millenium Management, LLC, a purported affiliate of one of the limited partners, seeking your approval to terminate and dissolve the Partnership and appoint Millenium as liquidating trustee to oversee the sale of the Partnership's assets and wind up the Partnership's business.

         ENSTAR COMMUNICATIONS CORPORATION, THE CORPORATE GENERAL PARTNER OF THE PARTNERSHIP, ON BEHALF OF THE PARTNERSHIP, STRONGLY RECOMMENDS THAT YOU DO NOT RESPOND TO MILLENIUM'S SOLICITATION, OR, IF YOU PREFER, THAT YOU VOTE "NO" ON MILLENIUM'S PROPOSAL, FOR THE REASONS DESCRIBED IN THE ATTACHED STATEMENT OF OPPOSITION TO THE CONSENT SOLICITATION, INCLUDING THE FOLLOWING:

- Millenium has little or no experience or history in the cable television industry. We believe its lack of experience in this industry would serve as a significant obstacle to obtaining an optimum price for the sale of the Partnership's cable systems. In contrast, the corporate general partner, a subsidiary of Charter Communications Holding Company, LLC, the nation's fourth largest cable television operator, has substantial history and experience in this industry. As such, the corporate general partner is in a superior position to negotiate a favorable deal for the Partnership and the limited partners.

- Millenium has not proposed any plan in its solicitation materials as to how and when it would liquidate the Partnership if successful in its consent solicitation. The corporate general partner, on the other hand, is actively engaged in the sale process. It has retained an established cable industry broker and is presently soliciting a second round of bids from interested potential buyers of the Partnership's cable systems. The corporate general partner's liquidation plan includes selling the Partnership's assets along with those of affiliated Enstar partnerships in an effort to negotiate a favorable purchase price for the partnerships and to keep the transaction costs per partnership at a minimum.

- Millenium has stated its intention to seek reimbursement of the costs relating to its solicitation, including legal fees, if it is successful in becoming liquidating trustee. While not disclosed, Millenium will likely charge the Partnership an additional fee for acting as liquidating


                                       (i)
agent, which fee could be substantial. The corporate general partner, meanwhile, is not charging the Partnership for its time and efforts to sell the assets of the Enstar partnerships.

         Should you have any questions, please do not hesitate to contact the corporate general partner at (314) 543-2389 and ask for the manager of partnership relations, Ms. Carol Wolf.

                                   Sincerely,


                                   ---------------------------------
                                   Ralph G. Kelly
                                   Senior Vice President-Treasurer
                                   Enstar Communications Corporation
                                   General Partner




                                      (ii)

                        ENSTAR INCOME PROGRAM II-1, L.P.
                      C/O ENSTAR COMMUNICATIONS CORPORATION
                             12444 POWERSCOURT DRIVE
                               ST. LOUIS, MO 63131

                  NOTICE OF OPPOSITION TO CONSENT SOLICITATION

                                                                  June ___, 2000

To the Unitholders of Enstar Income Program II-1, L.P.:

       NOTICE IS HEREBY GIVEN to the holders of limited partnership units of Enstar Income Program II-1, L.P., a Georgia limited partnership ("Enstar II-1" or the "Partnership"), that Enstar Communications Corporation, a Georgia corporation and the corporate general partner of Enstar II-1 ("Enstar Communications"), is asking unitholders to either WITHHOLD THEIR VOTES or VOTE "NO" on the consent solicitation received from Millenium Management, LLC, seeking approval to dissolve the Partnership and appoint Millenium as liquidating trustee to sell the Partnership's assets and wind up its business.

       The reasons for the Partnership's recommendation against Millenium's proposal are more fully described in the attached statement of opposition to the consent solicitation. Enstar II-1 is recommending to unitholders a course of action with respect to the solicitation by Millenium. The Partnership is not itself soliciting written consents at this time, no proxy card is enclosed and no meeting of unitholders will be held.

       If you have any questions, please call the general partner at (314) 543-2389 and ask for the manager of partnership relations, Ms. Carol Wolf.

                                               ENSTAR COMMUNICATIONS CORPORATION
                                               General Partner

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.



                                       (i)

                                TABLE OF CONTENTS

Background of the Partnership and Reasons for the Recommendation..................................................
Related Party Transactions........................................................................................
No Appraisal Rights...............................................................................................
Voting Securities and Principal Holders Thereof...................................................................
Identity and Background of Certain Persons........................................................................
         Charter Communications Holding Company, LLC..............................................................
         Enstar Communications Corporation........................................................................
Voting Procedures.................................................................................................
Available Information.............................................................................................

                       WHO CAN HELP ANSWER YOUR QUESTIONS

         If you have questions regarding this statement of opposition to Millenium's consent solicitation, you may contact:

                                    Enstar Communications Corporation
                                    12444 Powerscourt Drive
                                    St. Louis, MO  63131
                                    Tel:  (314) 543-2389
                                    Attention: Ms. Carol Wolf, Manager of Partnership Relations


                                      (ii)

                        ENSTAR INCOME PROGRAM II-1, L.P.
                      C/O ENSTAR COMMUNICATIONS CORPORATION
                             12444 POWERSCOURT DRIVE
                               ST. LOUIS, MO 63131

                                                                   June __, 2000

                 STATEMENT OF OPPOSITION TO CONSENT SOLICITATION

         Enstar Communications Corporation, a Georgia corporation, is the corporate general partner of Enstar Income Program II-1, L.P. ("Enstar II-1" or the "Partnership"), a Georgia limited partnership, and is furnishing this statement of opposition, on behalf of the Partnership, to the holders of limited partnership units of Enstar II-1 for the purpose of asking unitholders to either WITHHOLD THEIR VOTES or VOTE TO DISAPPROVE the proposal by Millenium Management LLC to dissolve the Partnership and appoint Millenium as liquidating trustee to sell the Partnership's assets and wind up its business.

         Enstar II-1 is recommending to unitholders a course of action with respect to the consent solicitation by Millenium. The Partnership is not itself soliciting written consents at this time, no proxy card is enclosed and no meeting of unitholders will be held.

         This statement of opposition to consent solicitation is first being mailed to unitholders on or about June __, 2000.

                  THE DATE OF THIS STATEMENT IS JUNE ___, 2000.

BACKGROUND OF THE PARTNERSHIP AND REASONS FOR THE RECOMMENDATION

Partnership Background

         Enstar II-1 was formed in July 1984 to acquire, construct, improve, develop and operate cable television systems in small and medium sized communities. Enstar Communications Corporation is Enstar II-1's corporate general partner (the "General Partner").

         Enstar II-1 began its cable television business operations in 1984. Enstar II-1 currently owns and operates two cable television systems that provide service to customers in rural areas of Illinois. As of December 31, 1999, Enstar II-1 served approximately 7,100 basic subscribers in Illinois.

         Currently, Enstar II-1's cable television systems have an average channel capacity of 87, which was 77% utilized at December 31, 1999. Enstar II-1 believes that system upgrades would enable it to provide customers with greater programming diversity, better picture quality and alternative communications delivery systems made possible by the introduction of fiber optic technology and by the application of digital compression. However, significant amounts of capital for future upgrades will be required in order to increase available channel capacity in the systems, improve quality of service and facilitate the expansion of new services such as advertising, pay-per-view, new unregulated tiers of satellite-delivered services and home shopping, so that its cable television systems remain competitive within the industry. Certain upgrades are also required, or are expected to be required, by the franchise authorities in certain of the Partnership's service areas.

         The Partnership has completed the rebuild of its Taylorville, Illinois and neighboring communities cable system at a total cost of approximately $3.5 million. Rebuild construction costs approximated $144,000 during the year ended December 31, 1999. Other capital expenditures in 1999 included approximately $223,300 for the improvement and upgrade of other assets. The Partnership also upgraded its system in the community of Gillespie, Illinois under a provision of its franchise agreement. Expenditures for that digital upgrade were approximately $118,000. Additionally, the Partnership intends to upgrade its cable system in Litchfield, Illinois in 2000 at an estimated cost of approximately $1.0 million, which is required to be completed by January, 2001 under a provision of the franchise agreement. Other capital expenditures budgeted for 2000 total approximately $552,100 for the improvement and upgrade of other assets.

The Sale Process

         On November 12, 1999, Charter Communications Holding Company, LLC ("Charter"), acquired the ownership of the General Partner. Charter is the nation's fourth largest cable operator, serving approximately 6.2 million customers. Since the Charter acquisition, the General Partner has been working actively to sell the Partnership's cable systems. In November, 1999, the General Partner retained a respected cable industry broker to market the Partnership's cable systems, as well as those of 13 other affiliated Enstar partnerships. Over a period of several months, the broker distributed solicitation materials to those entities it believed would be potential bidders and solicited offers to purchase the partnerships' cable television systems. As a result of the broker's efforts, in May, 2000, the General Partner entered into two letters of intent with two unaffiliated proposed buyers. One letter of intent covered the sale of all or a portion of the cable systems of six affiliated Enstar limited partnerships to one of the buyers. On June 21, 2000, those parties entered into a definitive purchase agreement for the sale of those cable systems, subject to certain standard closing conditions. The second letter of intent covered the sale of all or a portion of the cable systems of nine affiliated Enstar partnerships, including Enstar II-1, to the second proposed buyer. In early June 2000, the General Partner suspended negotiations on the definitive purchase agreement relating to the second letter of intent and re-opened the bidding process for those cable systems. The General Partner is currently soliciting a second round of bids for the sale of those cable systems. Bids are expected to be submitted from both of the proposed buyers with whom the General Partner entered into the letters of intent. The original letters of intent have both expired. After submission of the new bids on the cable systems of Enstar II-1 and the other affiliated partnerships, the General Partner intends to enter into negotiations for a definitive sale agreement. Once a definitive agreement is signed, the limited partners will receive in the mail a proxy statement soliciting their consents to the terms of the sale and subsequent liquidation of the Partnership. Upon consummation of a sale, the General Partner would cause the Partnership to pay its obligations and would then dissolve, terminate and liquidate the Partnership through one or more liquidating distributions to the partners in accordance with the partnership agreement. Despite the General Partner's efforts, we cannot give assurance that the Partnership will enter into a definitive sale agreement in a timely manner, or at all.

Summary of Reasons for Recommendation

         The General Partner recommends that you either do not respond to Millenium's solicitation or that you vote "NO" to Millenium's proposal to appoint itself as liquidating trustee for the following reasons:

- Millenium has little or no experience or history in the cable television industry. We believe its lack of experience in this industry would serve as a significant obstacle to obtaining an optimum deal for the Partnership and the limited partners in selling the cable systems. In contrast, the corporate general partner, a subsidiary of Charter Communications Holding Company, LLC, the nation's fourth largest cable television operator, has substantial history and experience in this industry. As such, the corporate general partner is in a superior position to negotiate a favorable deal for the Partnership and the limited partners.

- Millenium has not proposed any plan in its solicitation materials as to how and when it would liquidate the Partnership if successful in its consent solicitation. The corporate general partner, on the other hand, is actively engaged in the sale process. It has retained an established cable industry broker and is presently soliciting a second round of bids from interested potential buyers of the Partnership's cable systems. The corporate general partner's liquidation plan includes selling the Partnership's assets along with those of affiliated Enstar partnerships in an effort to negotiate a favorable purchase price for the partnerships and to keep the transaction costs per partnership to a minimum.

- Millenium has stated its intention to seek reimbursement of the costs relating to its solicitation, including legal fees, if it is successful in becoming liquidating trustee. While not disclosed, Millenium will likely charge the Partnership an additional fee for acting as liquidating agent, which fee could be substantial. The corporate general partner, meanwhile, is not charging the Partnership for its time and efforts to sell the assets of the Enstar partnerships.

- Since the Charter acquisition, the General Partner is highly motivated to sell the cable systems and to do so on the best terms it can negotiate consistent with its fiduciary obligations to the Partnership. Millenium's claims in its consent solicitation that the General Partner and Charter are reluctant to sell the cable systems because they receive management fees are false. First, Charter receives these management fees because it succeeded to the position of providing management services as a result of the November 1999 acquisition. Charter does not rely on these fees as a revenue source. Charter's reported consolidated revenues for 1999 exceeded $1.4 billion. The Partnership was charged management fees of approximately $160,000 and reimbursed expenses of approximately $335,700 in 1999. These fees and reimbursed expenses, if they were all paid to Charter, would have amounted to less than 1% of Charter's consolidated revenues in 1999. Despite Millenium's unfounded claims, the limited partners can be assured that the payment of these fees and expenses do not present any conflict of interest and the loss of these fees has no bearing on Charter's commitment to sell the cable systems. In addition, under the agreement of limited partnership of the Partnership, as well as that of each of the affiliated partnerships, as each may have been amended or restated, the general partners (as partners, and not as a fee) are entitled to receive allocations upon the sale of the assets of the partnerships. The General Partner, therefore, has a direct and substantial incentive to seek a sale at the best price possible for the Partnership's assets.

- Millenium's assertion in its consent solicitation that the General Partner could "change [its] mind at any time and abandon all attempts to sell the Partnership assets" is contrary to reason. The General Partner has been actively engaged in selling activities since November 1999 and has not taken any steps toward abandoning its selling efforts. On the contrary, the General Partner has achieved substantial progress toward its goal, having entered into a definitive sale agreement for cable systems of certain of the Enstar partnerships and commenced soliciting a second round of bids on the remaining cable systems of the Enstar partnerships, including Enstar II-1. Neither the General Partner nor Charter have any reason or incentive to suddenly abandon the efforts in which they have been actively engaged for approximately six months.

- The General Partner, as a general partner of a limited partnership, is accountable to the Partnership as a fiduciary and consequently must exercise good faith and integrity in handling Partnership affairs. Accordingly, the General Partner is bound to act in what it believes to be the best interest of the Partnership and the limited partners. In contrast, Millenium, which is not a limited partner, seems to be merely seeking a quick liquidation of the Partnership, regardless of whether the terms are favorable to the Partnership. If Millenium were to become the liquidating trustee, the Partnership would be vulnerable to the sale of its assets on terms that the General Partner did not believe was in the best interests of the Partnership.

RELATED PARTY TRANSACTIONS

      Enstar II-1 has a management agreement (the "Management Agreement") with Enstar Cable Corporation, a wholly owned subsidiary of the General Partner ("Enstar Cable"). Pursuant to the Management Agreement, Enstar Cable manages Enstar II-1's systems and provides all operational support for the activities of Enstar II-1. For these services, Enstar Cable receives a management fee equal to 5% of Enstar II-1's gross revenues (excluding revenues from the sale of cable television systems or franchises) calculated and paid monthly. In addition, Enstar II-1 reimburses Enstar Cable for operating expenses incurred by Enstar Cable in the day-to-day operation of Enstar II-1's cable systems. The Management Agreement also requires Enstar II-1 to indemnify Enstar Cable (including its officers, employees, agents and shareholders) against loss or expense, absent negligence or deliberate breach by Enstar Cable of the Management Agreement. The Management Agreement is terminable by Enstar II-1 upon 60 days written notice to Enstar Cable. Enstar Cable had, prior to November 12, 1999, engaged Falcon Communications, L.P., to provide management services for Enstar II-1 and paid Falcon Communications, L.P. a portion of the management fees it received in consideration of such services and reimbursed Falcon Communications for expenses incurred by Falcon Communications on its behalf. Subsequent to November 12, 1999, a Charter subsidiary, as successor-by-merger to Falcon Communications, L.P., has provided such services and received such payments. In addition, Enstar II-1 receives certain system operating management services from affiliates of Enstar Cable in lieu of directly employing personnel to perform such services. Enstar II-1 reimburses the affiliates for its allocable share of their operating costs. The General Partner also performs certain supervisory and administrative services for Enstar II-1, for which it is compensated. For the fiscal year ended December 31, 1999, Enstar Cable charged the Partnership management fees of approximately $160,000 and reimbursed expenses of approximately $335,700. The Partnership also reimbursed affiliates approximately $18,200 for system operating management services. In addition, programming services were purchased through Falcon Communications, L.P. and, subsequent to November 12, 1999, through Charter. The Partnership paid Charter and its predecessor in interest, Falcon Communications, L.P., approximately $780,800 for these programming services for fiscal year 1999.

NO APPRAISAL RIGHTS

         If unitholders owning at least a majority of the units on June 5, 2000, the record date set by Millenium in its proxy materials, vote in favor of Millenium's plan, such approval will bind all unitholders. The partnership agreement and the Georgia Revised Uniform Limited Partnership Act, under which Enstar II-1 is governed, do not give rights of appraisal or similar rights to unitholders who dissent from the vote of the majority in approving or disapproving Millenium's plan. Accordingly, dissenting unitholders do not have the right to have their units appraised and to have the value of their units paid to them because they disapprove of the action of a majority in interest of the unitholders.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         On June 5, 2000, the record date set by Millenium in connection with Millenium's consent solicitation, there were 26,936 units issued and outstanding and entitled to vote on matters upon which unitholders may vote or consent, which units were held by 960 unitholders. The General Partner and its affiliates do not own any of the units.

         As of June __, 2000, the only persons known by the Partnership to own beneficially or that may be deemed to own beneficially more than 5% of the units of limited partnership interest were:

                                                                     BENEFICIAL OWNERSHIP
                NAME AND ADDRESS                                     --------------------
              OF BENEFICIAL OWNER                             AMOUNT                     PERCENT
  ---------------------------------------  -----------------------------------------------------------
  Everest Cable Investors LLC                                1,504(1)                   5.1%
  199 South Los Robles Ave.
  Suite 440
  Pasadena, CA  91101

(1)      As reported to the Partnership by its transfer agent, Gemisys
         Corporation.

         The General Partner is a wholly-owned subsidiary of Charter Communications Holding Company, LLC. Charter Communications Holding Company, LLC, through a subsidiary, owns a 100% interest in CC VII. As of March 30, 2000, Charter Communications Holding Company, LLC was beneficially controlled by Paul
G. Allen through his ownership and control of Charter Communications, Inc., Charter Investment, Inc. and Vulcan Cable III, Inc.

                   IDENTITY AND BACKGROUND OF CERTAIN PERSONS

CHARTER COMMUNICATIONS HOLDING COMPANY, LLC

         Charter Communications Holding Company, LLC, is owned, in part, by Charter Communications, Inc. Charter Communications, Inc. is a publicly held holding company, having completed a $3.57 billion initial public offering in November 1999. Charter Communications Holding Company, LLC owns Enstar Communications Corporation, as well as the company that provides management services to the Enstar partnerships. Enstar Communications Corporation is the general partner of the 14 Enstar partnerships that own cable systems in various areas of the country. Charter has grown rapidly over the past five years, completing 34 acquisitions during this period, including 14 since January 1, 1999. As a result of its acquisition strategy, Charter is the fourth largest operator of cable television systems in the United States, serving approximately
6.2 million customers.

ENSTAR COMMUNICATIONS CORPORATION

         Enstar Communications is the corporate general partner of Enstar II-1. Enstar Communications is a Georgia corporation whose principal business is to engage in the cable/telecommunications business, both as a general partner of 14 limited partnerships formed to own and operate cable television systems, and through a wholly-owned operating subsidiary. As of December 31, 1999, the General Partner managed cable television systems serving approximately 70,000 basic subscribers, all of which are currently in various stages of being sold. The address of Enstar Communications principal executive offices is 12444 Powerscourt Drive, St. Louis, Missouri 63131.

         Set forth below is certain general information about the Directors and Executive Officers of the General Partner:

NAME                        POSITION
----                        --------
Jerald L. Kent              Director, President and Chief Executive Officer

David G. Barford            Senior Vice President of Operations - Western Division

Mary Pat Blake              Senior Vice President - Marketing and Programming

Eric A. Freesmeier          Senior Vice President - Administration

Thomas R. Jokerst           Senior Vice President - Advanced Technology Development

Kent D. Kalkwarf            Senior Vice President and Chief Financial Officer

Ralph G. Kelly              Senior Vice President - Treasurer

David L. McCall             Senior Vice President of Operations - Eastern Division

John C. Pietri              Senior Vice President - Engineering

Michael E. Riddle           Senior Vice President and Chief Information Officer

Steven A. Schumm            Executive Vice President, Assistant to the President

Curtis S. Shaw              Senior Vice President, General Counsel and Secretary

Steven E. Silva             Senior Vice President - Corporate Development and Technology

         JERALD L. KENT, 43 Director, President and Chief Executive Officer. Mr. Kent co-founded Charter Communications Investment, Inc. in 1993. Mr. Kent was executive vice president and chief financial officer of Cencom Cable Associates, Inc. Mr. Kent, a certified public accountant, attained the position of tax manager with Arthur Andersen LLP. He is a member of the board of directors of High Speed Access Corp. Mr. Kent received a bachelor's degree and M.B.A. from Washington University.

         DAVID G. BARFORD, 41 Senior Vice President of Operations - Western Division. Prior to joining Charter Communications Investment, Inc. in 1995, Mr. Barford held various senior marketing and operating roles during nine years at Comcast Cable Communications, Inc. He received a B.A. from California State University, Fullerton, and an M.B.A. from National University.

         MARY PAT BLAKE, 44 Senior Vice President - Marketing and Programming. Prior to joining Charter Communications Investment, Inc. in 1995, Ms. Blake was active in the emerging business sector and formed Blake Investments, Inc. in 1993. She has 18 years of experience with senior management responsibilities in marketing, sales, finance, systems, and general management. Ms. Blake received a B.S. from the University of Minnesota and an M.B.A. from the Harvard Business School.

         ERIC A. FREESMEIER, 46 Senior Vice President - Administration. From 1986 until joining Charter Investment, Inc. in 1998, Mr. Freesmeier served in various executive management positions at Edison Brothers Stores, Inc. Earlier he held management and executive positions at Montgomery Ward. Mr. Freesmeier holds bachelor's degrees from the University of

Iowa and a master's degree from Northwestern University's Kellogg Graduate School of Management.

         THOMAS R. JOKERST, 50 Senior Vice President - Advanced Technology Development. Mr. Jokerst joined Charter Investment, Inc. in 1994. Previously he served as a vice president of Cable Television Laboratories and as a regional director of engineering for Continental Cablevision. He is a graduate of Ranken Technical Institute and of Southern Illinois University.

         KENT D. KALKWARF, 40 Senior Vice President and Chief Financial Officer. Prior to joining Charter Investment, Inc. in 1995, Mr. Kalkwarf was employed for 13 years by Arthur Andersen LLP where he attained the position of senior tax manager. He has extensive experience in cable, real estate, and international tax issues. Mr. Kalkwarf has a B.S. from Illinois Wesleyan University and is a certified public accountant.

         RALPH G. KELLY, 43 Senior Vice President - Treasurer. Prior to joining Charter Investment, Inc. in 1993, Mr. Kelly was controller and then treasurer of Cencom Cable Associates. He left Charter in 1994, to become chief financial officer of CableMaxx, Inc., and returned in 1996. Mr. Kelly received his bachelor's degree in accounting from the University of Missouri - Columbia and his M.B.A. from Saint Louis University.

         DAVID L. MCCALL, 44 Senior Vice President of Operations - Eastern Division. Prior to joining Charter Investment, Inc. in 1995, Mr. McCall was associated with Crown Cable and its predecessor company, Cencom Cable Associates, Inc. from 1983 to 1994. Earlier he was system manager of Coaxial Cable Developers. Mr. McCall has served as a director of the South Carolina Cable Television Association for the past 10 years.

         JOHN C. PIETRI, 50 Senior Vice President - Engineering. Prior to joining Charter Investment, Inc. in 1998, Mr. Pietri was with Marcus Cable for eight years, most recently serving as senior vice president and chief technical officer. Earlier he was in operations with West Marc Communications and Minnesota Utility Contracting. Mr. Pietri attended the University of Wisconsin-Oshkosh.

         MICHAEL E. RIDDLE, 41 Senior Vice President and Chief Information Officer. Prior to joining Charter Investment, Inc. in 1999, Mr. Riddle was director, applied technologies of Cox Communications for four years. Prior to that, he held technical and management positions during four years at Southwestern Bell and its subsidiaries. Mr. Riddle attended Fort Hays State University.

         STEVEN A. SCHUMM, 47 Executive Vice President and Assistant to the President. Prior to joining Charter Investment, Inc. in 1998, Mr. Schumm was managing partner of the St. Louis office of Ernst & Young LLP, where he was a partner for 14 of 24 years. He served as one of 10 members of the firm's National Tax Committee. Mr. Schumm earned a B.S. degree from Saint Louis University.

         CURTIS S. SHAW, 51 Senior Vice President, General Counsel and Secretary. Prior to joining Charter Investment, Inc. in 1997, Mr. Shaw served as corporate counsel to NYNEX since 1988. He has over 25 years of experience as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. from Trinity College and a J.D. from Columbia University School of Law.

         STEVEN E. SILVA, 40 Senior Vice President - Corporate Development and Technology. From 1983 until joining Charter Investment, Inc. in 1995, Mr. Silva served in various management positions at U.S. Computer Services, Inc. He is a member of the board of directors of High Speed Access Corp.

                                VOTING PROCEDURES

         The close of business on June 5, 2000 has been fixed by Millenium as the record date for determining the unitholders entitled to receive notice of Millenium's solicitation of consents and to vote on Millenium's plan. Consents of the unitholders will be solicited by Millenium until 11:59 p.m. EST on July 19, 2000, or until such date as unitholders holding at least a majority of the units consent, whichever occurs first (unless extended, in the discretion of Millenium). If unitholders owning a majority of the units on the record date vote to approve Millenium's plan, that approval will bind all unitholders. The consent card included in Millenium's proxy materials permits you to approve, disapprove or abstain with respect to Millenium's plan. If you sign and send in that consent card and do not indicate how you want to vote, your consent card will be treated as voting to approve Millenium's liquidation plan. If you fail to send in your consent card, it will have the same effect as a vote to disapprove Millenium's liquidation plan.

         The Partnership is not itself soliciting written consents at this time, no proxy card is enclosed with this statement of opposition and no meeting of unitholders will be held. The Partnership recommends that the limited partners either WITHHOLD THEIR VOTES or, if they prefer, VOTE TO DISAPPROVE Millenium's plan to become the Partnership's liquidating trustee.

         If you have already voted, you may change your vote at any time before July 19, 2000 (unless such expirate date is extended by Millenium). You can do this in one of two ways. First, you can send to Millenium a written notice dated later than your consent card stating that you would like to revoke or change your vote. Second, you can complete and submit to Millenium a new consent card dated later than your original consent card.

                              AVAILABLE INFORMATION

         This statement of opposition to Millenium's consent solicitation does not purport to be a complete description of all agreements and matters relating to the condition of Enstar II-1, Enstar II-1's assets and the transactions described herein. Enstar II-1's Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Report on Form 10-Q for the period ended March 31, 2000, which provide additional information regarding Enstar II-1, are available for free from the Securities and Exchange Commission at www.sec.gov, or can be obtained from Enstar Communications free of charge. With respect to statements contained in this consent solicitation statement as to the content of any contract or other document filed as an exhibit to the Form 10-K or to any current report on Form 8-K filed by the registrant, each such statement is qualified in all respects by reference to such reports and the schedules thereto, which may be


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obtained without charge upon written request to Enstar Communications. To make a request for any of these publicly filed documents, you should write to Enstar Communications Corporation, 12444 Powerscourt Drive, St. Louis, MO 63131,
Attention: Ms. Carol Wolf, Manager of Partnership Relations; or call (314) 543-2389.


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